Exhibit 99.1

Century Aluminum Reports Second Quarter 2010 Earnings
MONTEREY, CA.  July 27, 2010 -- Century Aluminum Company (NASDAQ:CENX) reported net earnings of $5.1 million ($0.05 per basic and diluted share) for the second quarter of 2010. Reported second quarter results were positively impacted by a mark-to-market gain on forward contracts of $9.3 million primarily related to LME price protection options. Cost of sales for the quarter included a $16.0 million charge for the portion of power costs at Hawesville payable by the previous power supplier per the terms of the power agreements and a $7.0 million charge for lower of cost or market inventory adjustments.

In the second quarter of 2009, the company reported a net loss of $107.1 million ($1.45 per basic and diluted share). Reported second quarter results were negatively impacted by an impairment loss of $73.2 million related to the divestiture of the Gramercy Alumina LLC and St. Ann Bauxite Ltd. joint ventures and a charge of $9.2 million related to ongoing costs associated with the production curtailments at the Ravenswood, WV and Hawesville, KY primary aluminum smelters.  Lower of cost or market inventory adjustments of $26.9 million favorably impacted the quarterly results.

Recent highlights included:

•	Cash provided by operating activities was $50.5 million for the quarter; cash and cash equivalents increased to $256.3 million as of June 30, 2010.
•	Negotiations are progressing on a new labor contract for the Hawesville, KY smelter.
•	The $100 million revolving credit facility was refinanced with a generally similar facility maturing in 2014.
•	Nordural continues to prepare for a restart of major construction activities at its greenfield project site near Helguvik, Iceland.

Sales in the second quarter of 2010 were $287.9 million, compared with $189.2 million in the second quarter of 2009.  Shipments of primary aluminum for the quarter totaled 144,580 tonnes compared with 145,693 tonnes in the year-ago quarter.

For the first half of 2010, the company reported net income of $11.5 million ($0.11 per basic and diluted share).  First half results were positively impacted by a mark-to-market gain on forward contracts of $7.3 million primarily related to LME price protection options. Cost of sales for the six month period included a $31.5 million charge for the portion of power costs at Hawesville payable by the previous power supplier per the terms of the power agreements and a $6.9 million charge for lower of cost or market inventory adjustments. This result compares with a net loss of $221.8 million ($3.20 per basic and diluted share) in the first half of 2009, which included a charge of $33.5 million for costs associated with production curtailments at the Ravenswood, WV and Hawesville, KY primary aluminum smelters, a favorable lower of cost or market inventory adjustment of $24.6 million and an impairment loss of $73.2 million related to the divestiture of the Gramercy Alumina LLC and St. Ann Bauxite Ltd. joint ventures.

Sales in the first six months of 2010 were $573.2 million compared with $413.7 million in the same period of 2009. Shipments of primary aluminum for the first six months of 2010 were 289,257 tonnes compared with 311,181 tonnes for the comparable 2009 period.

Logan Kruger, President and CEO, commented, "The market trends we have monitored since the beginning of the year have continued largely unchanged.  Despite some signs of moderation recently, economic growth in China and other developing regions has continued largely apace, and the physical availability of metal remains constrained in most regions.  At the same time, we are closely watching the global financial and capital markets and assessing the risk that recent dislocations could dampen the economic recovery.  Within this complex framework, we are managing the company, both existing operations and our growth projects, with reasonable caution.

"Century has made good progress during the last several months," continued Mr. Kruger.  “The company produced strong cash flow consistent with our expectations.  The teams at Hawesville and Grundartangi continue to safely produce good results.  The financing and other preparations for our new smelter at Helguvik are proceeding.  Final negotiations on amendments to our Helguvik power supply contracts will be a primary factor in determining the timing of the restart of major construction and engineering activity.”

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, California.

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Century Aluminum’s quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.centuryaluminum.com and click on the conference call link on the homepage.

Contacts:
Mike Dildine (media)               831-642-9364
Shelly Lair (investors)             831-642-9357

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, NBI hf.
Steingrimur Helgason, Director -- Corporate Finance, NBI hf.

Cautionary Statement
This press release and comments made by Century Aluminum management on the quarterly conference call contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements about future, not past, events and involve certain risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements.  Such risks and uncertainties may include, without limitation, declines in aluminum prices or demand or increases in our operating costs; a worsening of global financial and economic conditions; our ability to access the credit and capital markets on acceptable terms, including to finance the completion of our Helguvik, Iceland smelter; additional delays in the completion of the Helguvik, Iceland smelter; our ability to successfully conclude our labor negotiations at our Hawesville, KY smelter; our ability to successfully manage and/or improve performance at each of our operating smelters; and our ability to successfully conclude negotiations on amendments to the power contracts for the Helguvik, Iceland smelter. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Century Aluminum Company
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three months ended June 30,		Six Months ended June 30,
	2010	2009	2010	2009
NET SALES:
Third-party customers	$183,045	$140,097	$375,977	$310,511
Related parties	104,808	49,056	197,265	103,229
	287,853	189,153	573,242	413,740

COST OF GOODS SOLD	266,337	194,380	517,750	491,328

GROSS PROFIT (LOSS)	21,516	(5,227)	55,492	(77,588)

OTHER OPERATING EXPENSES – Net	4,644	9,166	9,109	33,498
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,964	11,271	23,215	21,391

OPERATING INCOME (LOSS)	5,908	(25,664)	23,168	(132,477)

INTEREST EXPENSE – THIRD PARTY – Net	(6,255)	(7,625)	(12,552)	(14,943)
INTEREST INCOME – RELATED PARTY	111	144	220	286
NET GAIN (LOSS) ON FORWARD CONTRACTS	9,294	(3,268)	7,322	(6,870)
OTHER INCOME – Net	230	586	638	344

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS (LOSSES) OF JOINT VENTURES	9,288	(35,827)	18,796	(153,660)

INCOME TAX (EXPENSE) BENEFIT	(4,619)	(2,573)	(8,900)	1,523

INCOME (LOSS) BEFORE EQUITY IN EARNINGS (LOSSES) OF JOINT VENTURES	4,669	(38,400)	9,896	(152,137)

EQUITY IN EARNINGS (LOSSES) OF JOINT VENTURES	477	(68,746)	1,582	(69,633)

NET INCOME (LOSS)	$5,146	$(107,146)	$11,478	$(221,770)

EARNINGS (LOSS) PER COMMON SHARE
Basic	$0.05	$(1.45)	$0.11	$(3.20)
Diluted	$0.05	$(1.45)	$0.11	$(3.20)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	92,672	74,143	92,611	69,402
Diluted	93,332	74,143	93,218	69,402

Percentage of Net Income (Loss) Allocated to Common Shareholders	91.79%	100.00%	91.76%	100.00%

Century Aluminum Company
Consolidated Balance Sheets
(Dollars in Thousands)
(Unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$256,264	$198,234
Restricted cash	9,862	8,879
Accounts receivable – net	36,693	37,706
Due from affiliates	34,222	19,255
Inventories	135,636	131,473
Prepaid and other current assets	39,913	93,921
Total current assets	512,590	489,468
Property, plant and equipment – net	1,274,199	1,298,288
Due from affiliates – less current portion	9,828	5,859
Other assets	79,663	68,135
Total	$1,876,280	$1,861,750

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$69,739	$77,301
Due to affiliates	33,329	32,708
Accrued and other current liabilities	32,016	38,598
Accrued employee benefits costs - current portion	16,027	12,997
Convertible senior notes	44,342	43,239
Industrial revenue bonds	7,815	7,815
Total current liabilities	203,268	212,658

Senior notes payable	248,069	247,624
Accrued pension benefits costs - less current portion	42,073	43,281
Accrued postretirement benefits costs - less current portion	186,625	177,231
Other liabilities	27,239	31,604
Deferred taxes	90,822	81,622
Total noncurrent liabilities	594,828	581,362

Shareholders’ Equity:
Series A Preferred stock (one cent par value, 5,000,000 shares authorized; 82,661 and 83,452 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively)	1	1
Common stock (one cent par value, 195,000,000 shares authorized; 92,734,496 and 92,530,068 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively)	927	925
Additional paid-in capital	2,504,165	2,501,389
Accumulated other comprehensive loss	(78,072)	(74,270)
Accumulated deficit	(1,348,837)	(1,360,315)
Total shareholders’ equity	1,078,184	1,067,730
Total	$1,876,280	$1,861,750

Century Aluminum Company
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Six months ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$11,478	$(221,770)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized net (gain) loss on forward contracts	(7,568)	2,514
Realized benefit of contractual receivable	32,193	-
Accrued other plant curtailment costs – net	(2,576)	21,051
Debt discount amortization	1,548	4,004
Depreciation and amortization	31,505	40,063
Lower of cost or market inventory adjustment	6,999	(38,187)
Deferred income taxes	9,217	25,030
Pension and other postretirement benefits	8,218	7,495
Stock-based compensation	2,163	1,269
Non-cash loss from disposition of equity investments	-	73,234
Undistributed earnings of joint ventures	(1,582)	(3,601)
Change in operating assets and liabilities:
Accounts receivable - net	1,013	26,250
Sale of short-term trading securities	-	13,686
Due from affiliates	(16,671)	24,999
Inventories	(11,162)	31,140
Prepaid and other current assets	20,423	77,891
Accounts payable, trade	(6,725)	(24,768)
Due to affiliates	621	(11,435)
Accrued and other current liabilities	(2,189)	(7,109)
Other - net	(4,773)	4,916
Net cash provided by operating activities	72,132	46,672

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(3,012)	(11,927)
Nordural expansion	(10,113)	(12,132)
Investments in and advances to joint ventures	(17)	(1,023)
Restricted and other cash deposits	(983)	-
Net cash used in investing activities	(14,125)	(25,082)

CASH FLOWS FROM FINANCIING ACTIVITIES:
Repayment under revolving credit facility	-	(25,000)
Issuance of common stock - net	23	104,041
Net cash provided by financing activities	23	79,041

NET CHANGE IN CASH AND CASH EQUIVALENTS	58,030	100,631

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	198,234	129,400

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$256,264	$230,031

Century Aluminum Company
Selected Operating Data
(Unaudited)

	SHIPMENTS - PRIMARY ALUMINUM
	Direct (1)			Toll
	Metric Tons	(000) Pounds	$/Pound	Metric Tons	(000) Pounds	(000) Revenue
2010
2nd Quarter	76,521	168,700	$1.04	68,058	150,043	$$	112,523
1st Quarter	76,653	168,990	$1.04	68,024	149,968	$$	109,659
2009
2nd Quarter	76,817	169,353	$0.69	68,876	151,846	$$	72,136
1st Quarter	97,392	214,712	$0.72	68,096	150,126	$$	71,048

(1)	Does not include Toll shipments from Nordural Grundartangi